Exhibit 99.2

PRESS RELEASE

For more information, contact:

E. Larry Ryder, Executive Vice President & Chief Financial Officer

Phone: (276) 632-2133

Hooker Furniture Board Authorizes Increase in Stock Repurchase Program

Dividend increased, earnings conference call rescheduled

Martinsville, Va., February 7, 2007: Hooker Furniture (NASDAQ-CM:HOFT) announced today that its Board of Directors has authorized the increase of funds available to repurchase the Company’s common stock to $20 million. These repurchases may be made from time to time in the open market, in privately negotiated transactions, or otherwise, at prices that the Company deems appropriate.

“Today’s Board action demonstrates its confidence in the Company’s strategy, growth opportunities and financial strength,” said Paul B. Toms, Jr., chairman, chief executive officer and president. “We believe that purchasing Hooker’s shares represents a prudent use of the Company’s cash and enhances shareholder value. Our strong financial condition will allow us to simultaneously take advantage of opportunities to purchase our stock at attractive prices while continuing our investment in the Company’s future growth.”

Also today, the Board declared an increased quarterly cash dividend, from the previous rate of $0.08 per share to $0.10 per share. The dividend is payable February 28, 2007 to shareholders of record February 19, 2007.

In a separate announcement, Hooker Furniture has rescheduled its 2006 fourth quarter and fiscal year earnings call from Thursday morning February 8 at 9 a.m. Eastern Standard Time to Friday morning February 9 at 9 a.m. Eastern Standard Time. The earnings call, which will be presented via teleconference and live internet web cast, may be accessed by domestic callers by dialing (800) 289-0468, and (913) 981-5517 for international callers. The call will be simultaneously web cast and archived for replay on the Company’s web site at www.hookerfurniture.com in the Investor Relations section.

Hooker expects to release its fiscal year and fourth quarter 2006 earnings after the close of financial markets on Thursday, February 8, 2007.

The Company rescheduled the earnings investor conference call to provide management additional time to complete preparation of the earnings release and information for the earnings call.

Ranked among the nation’s top 10 largest publicly traded furniture providers based on 2005 shipments to U.S. retailers, Hooker Furniture is an 82-year old importer and manufacturer of residential wood, metal and upholstered furniture. The Company’s principal customers are home furnishings retailers who are broadly dispersed throughout North America. Major furniture categories include home entertainment and wall units, home office, casual and formal dining, bedroom, bath furnishings, accent, occasional and motion and stationary leather and fabric upholstered furniture. With approximately 1,000 employees, the Company operates three manufacturing plants, two supply plants, several distribution centers, warehouses and showrooms and a corporate office in Virginia and North Carolina. The Company’s stock is listed on the NASDAQ Capital Market under the symbol HOFT, and closed at $15.59 per share on February 7, 2007. Please visit our websites at www.hookerfurniture.com and www.bradington-young.com